Exhibit 99.1

Inphi Appoints Elissa Murphy to Board of Directors

SANTA CLARA, Calif., July 1, 2015 – Inphi Corporation (NYSE: IPHI), a leading provider of high-speed, mixed-signal semiconductor solutions for the communications, data center and computing markets, today announced that Elissa Murphy has joined its Board of Directors.

Elissa Murphy is currently the CTO and EVP of Cloud Platforms at GoDaddy. Ms. Murphy previously served as Vice President of Engineering at Yahoo! where she oversaw the world’s largest private Hadoop cluster, a technology essential to massive-scale computing that is the basis of big data today.

“Elissa is an outstanding talent in the technology industry and we are excited to welcome her to Inphi’s Board of Directors,” said Ford Tamer, Inphi’s president and CEO. “We believe her strong experience in big data will make a very positive impact on our company as we continue to lead in the data center interconnect market and help our customers rethink the data center of tomorrow.”

Prior to her time at Yahoo!, Ms. Murphy spent 13 years at Microsoft in various engineering positions including High Performance Computing and the Cloud. She was also part of the original team responsible for Microsoft’s shift to the Cloud, which led to the creation of Azure. Ms. Murphy began her technology career designing and building many of the best-selling computer security and system utilities with 5th Generation Systems, Quarterdeck and the Norton Group, a division at Symantec responsible for Norton Antivirus and other Norton products.

Ms. Murphy brings expertise in global-scale platforms, big data and predictive analytics. She currently has 15 patents issued and more than 19 patents pending in the areas of distributed systems, cloud, machine learning and security.

About Inphi

Inphi Corporation is a leading provider of high-speed, mixed signal semiconductor solutions for the communications and computing markets. Inphi’s end-to-end data transport platform delivers high signal integrity at leading-edge data speeds, addressing performance and bandwidth bottlenecks in networks, from fiber to memory. Inphi’s solutions minimize latency in computing environments and enable the rollout of next-generation communications infrastructure. Inphi’s solutions provide a vital interface between analog signals and digital information in high-performance systems, such as telecommunications transport systems, enterprise networking equipment, enterprise and data center servers, and storage platforms. To learn more about Inphi, visit www.inphi.com.

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Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Corporate Contact:

Kim Markle

Inphi

408-217-7329

kmarkle@inphi.com